CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 Onyx Service & Solutions. Inc.

We hereby consent to the inclusion in this Registration Statement on Form S-1, Amendment No. 1, of our report, dated November 3, 2010, of Onyx Service & Solutions, Inc. relating to the financial statements as of November 25, 2009 and December 31, 2008, and the reference to our firm under the caption “Experts” in the Registration Statement.

 /s/ M&K CPAS, PLLC

 Houston, Texas

November 9, 2010